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                     July 26, 2022

       Grayson Pranim
       Chief Executive Officer
       Sandridge Energy, Inc.
       1 E. Sheridan Avenue
       Suite 500
       Oklahoma City, OK 73104

                                                        Re: Sandridge Energy,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 10,
2022
                                                            File No. 001-33784

       Dear Mr. Pranim:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation